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                                                                News Release

  Charles R. Tilden          Suzanne C. Shenk          Martha A. Buckley
  Vice President,            Manager, Investor         Director, Corporate
   Corporate Affairs          Relations                 Communications
  610-993-3608               610-993-3526              610-993-3609
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                  ALCO STANDARD HOSTS INVESTORS' CONFERENCE--
                        OUTLINES LONG-TERM GROWTH GOALS

       Valley Forge, Pennsylvania, July 31, 1996--Alco Standard said today it expects IKON Office Solutions and Unisource Worldwide, Inc. to deliver increased earnings in fiscal year 1997 and through the end of the decade. At an investors' conference in New York City, Alco reviewed the performance goals for its two businesses, which will begin operating as independent publicly-owned companies in January, 1997.

       Alco previously announced it would spin off Unisource through a tax-free distribution of Unisource stock to Alco shareholders, and shortly thereafter, change Alco's name to IKON Office Solutions.

       John Stuart, Chairman and Chief Executive Officer of Alco Standard, said, "IKON is targeting 25-30 percent annual growth in revenues. We expect both operating income and earnings per share to increase at a yearly rate of 35-40 percent through the year 2000. We think these are realistic goals, given our anticipated rate of internal growth and pace of acquisitions."

       The company has already stated it expects about a 40 percent increase in operating income at IKON in fiscal year 1996 over 1995, excluding corporate expenses.

       Ray Mundt, recently named Chairman and Chief Executive Officer of Unisource, said that he expects Unisource's revenues and operating income in fiscal 1996 to be about equal to 1995 levels, excluding corporate expenses.

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       "Longer-term, we have established an annual goal of 10-12 percent revenue growth through the year 2000," Mundt said. "With that level of revenue growth, we expect to increase operating income 15-20 percent annually during these years. Our goal is to grow earnings per share 7-10 percent in fiscal 1997 and 15-20 percent annually after that." Mundt explained that the growth in earnings per share will be lower in 1997 because of an increase in share base and significantly higher interest expense associated with higher debt levels once Unisource pays a tax-free dividend to Alco.

       Stuart said he will recommend next week to Alco's Board of Directors a 60 percent/40 percent split of Alco's debt between Unisource and IKON, respectively, when the two companies separate at the beginning of 1997. "I will ask our Board to approve a one-time $600 million dividend to be paid by Unisource to Alco," he said. Proceeds from the Unisource dividend will be used to reduce IKON's debt to just over $400 million. Unisource's debt will increase to about $700 million.

       Alco's Board of Directors will also be asked to approve common stock dividends for both companies. Stuart will propose a $.16 per share annual dividend on IKON stock and a $.40 per share annual dividend on Unisource stock. "We have paid a dividend to our shareholders every year since Alco was founded and we are committed to continuing that record," he said.

       Alco Standard, headquartered in Valley Forge, Pennsylvania, operates IKON Office Solutions and Unisource. IKON is one of the world's leading office technology solutions companies with operations in North America and Europe. Unisource is the largest marketer and distributor of paper and supply systems in North America.



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